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                                                                    EXHIBIT 12.1


                  CITGO PETROLEUM CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               Year Ended December 31,
                                             ----------------------------------------------------------
                                               1998         1997        1996        1995        1994
                                             ---------    ---------   ---------   ---------   ---------
                                                           (Dollars in Thousands)
Income before provision for income taxes     $296,777     $297,499    $197,250    $215,872    $301,233
    Distributions in excess of equity
       earnings of affiliates                  44,939       27,282       9,677          --          --
    Equity earnings (losses) in excess of
       distributions                               --           --          --      (4,490)     (3,930)
    Interest                                   99,926      125,492     113,989     106,568      77,792
    Amortization of previously capitalized
       interest                                 2,858        4,115       3,600       3,440       3,039
    Portion of rent representative of
       interest factor                         11,333       13,000      11,000      10,928      11,305
                                             --------     --------    --------    --------    --------
       Income as adjusted                    $455,833     $467,388    $335,516    $332,318    $389,439
                                             ========     ========    ========    ========    ========

Fixed charges
    Interest expense                         $ 99,926     $125,492    $113,989    $106,568    $ 77,792
    Capitalized interest                        5,000        7,000      12,000       5,000      12,000
    Portion of rent representative of
       interest factor                         11,333       13,000      11,000      10,928      11,305
                                             --------     --------    --------    --------    --------
       Total fixed charges                   $116,259     $145,492    $136,989    $122,496    $101,097
                                             ========     ========    ========    ========    ========
Ratio of earnings to
       fixed charges                            3.92x        3.21x       2.45x       2.71x       3.85x



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